INVESTOR RELATIONS CONTRACT
Between
McKENZIE BAY INTERNATIONAL LTD and YES INTERNATIONAL


 OUTLINE:


1. Mckenzie Bay International Ltd. (MKBY) provides specifically designed materials and information of which YES INTERNATIONAL can distribute to its international investment community at large and to both new and existing YES followers and other interested parties.

2. Heighten the awareness of current and potential investors in the investment opportunities from the activities of MKBY.

3. YES will broaden the current shareholder and brokerage industry support base in

MKBY through the use of telephone, radio interviews, internet activities, trade shows, road shows and other investment awareness activities.

4. Focus and target activities to obtain sponsorship in N. American / European markets. If needed, YES International will provide any and all EDGAR support for necessary filings to the United States Securities and Exchange Commission (EDGAR fees base outside of this agreement). YES International will distribute the appropriate documents, news releases, specially items, and audio tapes to the investment community. (NOTE: placing news releases on the wire service will be the responsibility of MKBY's management)

*These combined efforts should continue to provide MKBY with the necessary momentum and a support structure to launch new fundraising programs as the need arises.

5. MKBY's website will be co-hosted on YESINTERNATIONAL.COM during this 1-year term.

SCHEDULE OF COMPENSATION


McKENZIE BAY INTERNATIONAL LTD., AGREES TO COMPENSATE YES

INTERNATIONAL for its services in accordance with  the following schedule.


1.  Cash Disbursements

McKenzie Bay International Ltd. agrees to pay, to YES International the sum of Two

Thousand Three Hundred Dollars ($2300.00 US) per month for no longer than 1-Year beginning Tuesday July 01, 2003 ending Wednesday, June 30, 2004. This includes 800# cost, employee, phone services, mail cost, internet cost and other incidentals in the course of doing business. Monetary compensation expected within 5-working days from the beginning of each month.


2. Extraordinary Expenses

In the event the activities of McKenzie Bay International Ltd. shall cause YES

International to incur any extraordinary expenses beyond the outlined in #1 above. McKenzie Bay International Ltd. must first approve of any and all extraordinary expenses. Upon approval McKenzie Bay International Ltd. will fully and promptly reimburse YES. Inclusive expenses are: travel, accommodations, food, and whatever expenditures to fulfill the mandate of the " Investor Relations Program" .

3. Shares and/or Warrants and/or Options

McKenzie Bay International Ltd. will issue 75,000 shares of MKBY restricted 144 stock in the name of YES INTERNATIONAL and extentend, until July 2005 its current options of :

50,000 shares for 1.00 US,
and
50,000 shares for 3.00 US

All USSEC rules apply on these stock issuances.

4. Indemnification:

YES INTERNATIONAL will be indemnified if management at provides false and misleading statements which would produces onerous market conditions.



CONTRACT TERM



The Initial Term of this Agreement shall be for 1-Year but may be extended by the mutual consent of the parties.

The Parties hereto may be contacted as follows:

YES International                               McKenzie Bay International Ltd
3419 Virginia Beach Blvd. #252         975 Spaulding Ave.
Virginia Beach, VA. 23452                 Grand Rapids, MI 49546
Tel: (757) 306-6090                             Tel:(616)-940-3800
Fax: (757) 306-6092                            Fax:(616)-940-9194

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date below written.

YES INTERNATIONAL                McKENZIE BAY INTERNATIONAL LTD.

_/s/ Rich Kaiser__________           __/s/ Gary L. Westerholm_____
Rich Kaiser- President                     Gary L. Westerholm-President

Date:  July 1, 2003                           Date: July 1, 2003